February 27, 2008
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2007 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (SWX – NYSE) reported consolidated earnings of $1.97 per basic share for 2007, a $0.10 per share decrease from the $2.07 per basic share earned in 2006.  The 2006 results included a nonrecurring benefit of approximately $0.07 per share related to a property tax settlement.  Consolidated net income for 2007 was $83.2 million, compared to $83.9 million during 2006.

According to Jeffrey W. Shaw, Chief Executive Officer, “We are pleased to report earnings of $1.97 per share, our second best earnings performance in 15 years and a noteworthy result in a time when there is turbulence in the economy.  Two main factors prevented us from having a record year:  lost operating margin resulting from warmer-than-normal weather, and a decline in the rate of customer growth due to the downturn in the housing market.  Warmer-than-normal weather had an estimated impact of $12 million on operating margin ($0.18 per share) as Arizona experienced its warmest November in 113 years of recorded history.  We have included several proposed rate design changes in our most recently filed Arizona general rate case to address this weather-related volatility.”  Addressing growth, Shaw said “For the first time in 15 years, our new customer growth rate was below 3%...we have not been immune from the downturn in the housing markets.  While we cannot predict precisely when conditions in the housing market may return to more normal levels, we believe they will do so in the next two years.  Until then, we anticipate that our growth rate will remain in the range of 1.5% to 3%.”  Shaw concluded “Based on current economic conditions, we expect that 2008 will present several challenges to address, but believe our strategy focuses our efforts to meet those challenges.”

During the fourth quarter of 2007, consolidated net income was $43.1 million, or $1.01 per basic share, versus $46.7 million, or $1.12 per basic share, for the fourth quarter of 2006.

Natural Gas Operations Segment Results

Full Year 2007
Operating margin, defined as operating revenues less the cost of gas sold, increased $35 million between 2006 and 2007.  The rate relief component of the increase was $18 million ($15 million in Arizona and $3 million in California).  Customer growth contributed $14 million toward the operating margin increase as the Company added a net 29,000 customers during 2007, an increase of about two percent.  Differences in heating demand, caused primarily by weather variations, accounted for the remaining $3 million increase in operating margin as warmer-than-normal temperatures were experienced during both years (during 2007 the estimated negative weather-related impact was about $12 million, while the negative impact during 2006 was approximately $15 million).

-more-

Operating expenses increased $23.4 million, or five percent, between years primarily due to general increases in labor and maintenance costs, and incremental operating costs (including depreciation and general taxes) associated with serving additional customers.  Higher uncollectible expenses also contributed to the increase.  A nonrecurring property tax settlement favorably affected operating expenses in 2006.

Other income decreased $5.2 million primarily as a result of a reduction in interest income due to the collection of previously deferred purchased gas adjustment (PGA) receivables and reduced returns on long-term investments.  Net financing costs increased $872,000, or one percent, between years primarily due to interest expense associated with deferred PGA balance payables and higher rates on variable-rate debt, partially offset by lower average debt outstanding.

Fourth Quarter
Operating margin decreased a net $2 million in the fourth quarter of 2007 compared to the fourth quarter of 2006.  Differences in heating demand caused by weather variations between periods accounted for a $5 million decrease as Arizona experienced its warmest November on record in 2007.  System-wide temperatures in both periods were warmer than normal (during the current quarter the estimated negative impact was $8 million, while the negative impact during the prior-year quarter was $3 million).  The weather-related decrease was partially offset by an increase of $3 million in margin attributable to new customers.

-more-

Operating expenses for the quarter decreased $3.6 million, or three percent, compared to the fourth quarter of 2006 primarily due to timing differences between periods for certain employee-related costs and lower customer-related expenses.

Other income decreased $4.1 million when compared to the same period in 2006 resulting from lower returns on long-term investments and a reduction in interest income associated with deferred PGA balances.

Southwest Gas Corporation provides natural gas service to approximately 1,813,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

-more-

SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2007	2006

Consolidated Operating Revenues	$2,152,088	$2,024,758

Net Income	$83,246	$83,860

Average Number of Common Shares Outstanding	42,336	40,566

Basic Earnings Per Share	$1.97	$2.07

Diluted Earnings Per Share	$1.95	$2.05

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$560,311	$565,115

Net Income	$43,137	$46,707

Average Number of Common Shares Outstanding	42,683	41,587

Basic Earnings Per Share	$1.01	$1.12

Diluted Earnings Per Share	$1.00	$1.11

-end-

SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2007	2006	2007	2006

Results of Consolidated Operations
Contribution to net income - gas operations	$39,584	$43,167	$72,494	$71,473
Contribution to net income - construction services	3,553	3,540	10,752	12,387
Net income	$43,137	$46,707	$83,246	$83,860

Earnings per share - gas operations	$0.93	$1.04	$1.71	$1.76
Earnings per share - construction services	0.08	0.08	0.26	0.31
Basic earnings per share	$1.01	$1.12	$1.97	$2.07
Diluted earnings per share	$1.00	$1.11	$1.95	$2.05

Average outstanding common shares	42,683	41,587	42,336	40,566
Average shares outstanding (assuming dilution)	43,030	42,058	42,714	40,975

Results of Natural Gas Operations
Gas operating revenues	$468,770	$492,043	$1,814,766	$1,727,394
Net cost of gas sold	251,741	273,141	1,086,194	1,033,988
Operating margin	217,029	218,902	728,572	693,406
Operations and maintenance expense	80,361	86,087	331,208	320,803
Depreciation and amortization	39,710	37,642	157,090	146,654
Taxes other than income taxes	9,300	9,242	37,553	34,994
Operating income	87,658	85,931	202,721	190,955
Other income (expense)	(652)	3,482	4,850	10,049
Net interest deductions	21,970	21,552	86,436	85,567
Net interest deductions on subordinated debentures	1,932	1,931	7,727	7,724
Income before income taxes	63,104	65,930	113,408	107,713
Income tax expense	23,520	22,763	40,914	36,240
Contribution to net income - gas operations	$39,584	$43,167	$72,494	$71,473

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2007

FINANCIAL STATISTICS
Market value to book value per share at year end	130%
Twelve months to date return on equity -- total company	8.8%
-- gas segment	8.1%
Common stock dividend yield at year end	2.9%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.64	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2007	2006	2005
Residential	69,806,322	67,760,496	65,046,522
Small commercial	31,066,563	30,985,648	30,007,227
Large commercial	12,756,072	12,825,532	11,183,873
Industrial / Other	10,352,500	14,924,252	15,654,230
Transportation	112,842,208	117,523,796	127,396,344
Total system throughput	236,823,665	244,019,724	249,288,196

HEATING DEGREE DAY COMPARISON
Actual	1,850	1,820	1,742
Ten-year average	1,936	1,956	1,963

Heating degree days for prior periods have been recalculated using the current period customer mix.